Exhibit 10.6
SPIRIT AVIATION HOLDINGS, INC.
2025 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT
Spirit Aviation Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2025 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”) an initial award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of the Company’s Common Stock upon vesting of such Restricted Stock Unit. This award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms not specifically defined in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement shall have the meanings specified in the Plan.

Participant’s Name:	[•]
Grant Date:	[•]
Total Number of RSUs:	[•]
Vesting Commencement Date:	[•]
Vesting Schedule:	1/3 annual installments on each of the first three anniversaries of the Vesting Commencement Date
By acknowledging and accepting this Grant Notice via the Company’s equity administration online portal, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, and fully understands all provisions of the Agreement, the Plan and this Grant Notice. Further, by accepting this Grant Notice, Participant agrees and acknowledges that Participant shall abide by the terms of the Company’s Insider Trading Policy, as amended from time to time, and any clawback policy of the Company applicable to Participant from time to time.

A-1

Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under or with respect to the Agreement, the Plan, this Grant Notice or the RSUs.

SPIRIT AVIATION HOLDINGS, INC.:
By:	_______________________________
Name : Title :
PARTICIPANT:
By:	_______________________________
Name : [•]

A-2

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Spirit Aviation Holdings, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s 2025 Incentive Award Plan, as amended from time to time (the “Plan”).
ARTICLE I
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2    General. Each Restricted Stock Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s Common Stock (each, a “Share”) (subject to adjustment as provided in Section 14.2 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to Participant if such Restricted Stock Units vest pursuant to Section 2.3 hereof. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.
1.3    Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.
ARTICLE II

GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company grants to Participant an award of RSUs as set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, this Agreement and the Grant Notice.
2.2    Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of a Share on the date it becomes vested. Subject to the terms of this Agreement and the Plan, each RSU, to the extent it is earned and becomes vested, represents the right to receive one Share upon payment. Unless and until the RSUs will have vested in the manner set forth in this Article II, Participant will have no right to payment with respect to any of the RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3    Vesting Schedule. Subject to Section 2.4 hereof, the RSUs will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Grant Notice to which this Agreement is attached, subject to Participant’s (a) continued employment or service with the Company through such applicable vesting dates and (b) continued compliance in all material respects with Participant’s restrictive covenant obligations to the Company.
2.4    Termination of Service; Change-in-Control Treatment.
(a)    In the event of Participant’s Termination of Service (i) due to Participant’s death or Disability or (ii) by the Company without Cause, then, subject to Participant’s (A) execution and non-revocation of a general waiver and release of claims agreement in favor of the Company and its affiliates within 60 days following the date of such Termination of Service (the “Release Requirement”) and (B) continued compliance in all material respects with Participant’s restrictive covenant obligations to the Company, the next scheduled installment of RSUs that would have otherwise vested but for such Termination of Service shall automatically vest in full as of the date of such Termination of Service.
(b)    In the event a successor entity (or its parent) in a Change in Control fails to assume or substitute the RSUs in accordance with Section 14.2(d) of the Plan, then, in accordance with Section 14.2(e) of the Plan, the RSUs will automatically vest in full as of immediately prior to the consummation of such Change in Control, and the Shares underlying such RSUs shall be issued to Participant as of immediately prior to (and subject to the consummation of) such Change in Control.
(c)    In the event a successor entity (or its parent) in a Change in Control assumes or substitutes the RSUs in accordance with Section 14.2(d) of the Plan, then the RSUs shall thereafter remain outstanding and eligible to vest in accordance with the vesting schedule set forth in Section 2.3, subject to (i) Participant’s continued employment or service with the Company through the applicable vesting dates and (ii) continued compliance in all material respects with Participant’s restrictive covenant obligations to the Company; provided, however, in the event of Participant’s Termination of Service by reason of (A) Participant’s death or Disability, (B) the Participant’s Termination of Service by the Company (or its successor) without Cause or (C) Participant’s resignation for Good Reason (as defined in the Spirit Aviation Holdings, Inc. 2025 Executive Severance Plan), then, subject to Participant’s (x) satisfaction of the Release Requirement and (y) continued compliance in all material respects with the Participant’s restrictive covenant obligations to the Company, the RSUs shall fully vest as of the date of such Termination of Service.
(d)    In the event of Participant’s Termination of Service by the Company for Cause, any outstanding RSUs (whether vested or unvested) shall be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration therefor, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
2.5    Forfeiture, Termination and Cancellation upon Termination of Service. Except as otherwise expressly provided in Section 2.4, upon Participant’s Termination of Service for any reason prior to the applicable vesting date(s), all rights with respect to any unvested RSUs awarded pursuant to this Agreement (after giving effect to any applicable accelerated vesting pursuant to Section 2.4 hereof) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration therefor, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6    Payment of Shares after Vesting; Withholding.
(a)    As soon as practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 or Section 2.4 hereof (but no later than 60 days after the date of such vesting), the Company shall deliver to Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Stock Units subject to this award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 2.5 hereof. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 2.8(a), (b) or (c) hereof, then the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee or the Board, as applicable, determines that Shares can again be issued in accordance with such conditions in Sections 2.8(a), (b) and (c) hereof. Notwithstanding any discretion in the Plan, this Agreement or the Grant Notice to the contrary, upon vesting of the RSUs, Shares will be issued as set forth in this section. In no event will the RSUs be paid to Participant in the form of cash.
(b)    Notwithstanding anything to the contrary in this Agreement or the Grant Notice, by accepting the RSUs, Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, excise tax, fringe benefits tax, or any other tax of any kind related to the RSUs and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility (or that of Participant’s beneficiary). Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs or the subsequent sale of Shares acquired upon settlement of the RSUs and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
(c)     Upon the vesting and/or settlement of the RSUs (or as of any other date on which the Company determines that the value of any RSUs otherwise become includible in Participant’s gross income for tax purposes) (the “Tax Withholding Date”), the amount of any applicable federal, state, local and foreign Tax-Related Items that the Company determines are required to be withheld with respect to the RSUs (the “Tax Withholding Obligations”) shall be satisfied by either, as determined by the Administrator (or its delegate), (i) the Company withholding a number of shares of Common Stock otherwise issuable to Participant pursuant to the RSUs that the Company deems necessary to satisfy the Tax Withholding Obligations (“withhold to cover”), (ii) instructing a broker, on Participant’s behalf, to sell a number of shares of Common Stock otherwise issuable to Participant pursuant to the RSUs that the Company deems necessary to satisfy the Tax Withholding Obligations and submit the proceeds of such sale(s) to the Company (“sell-to-cover”), in each case subject to such procedures as determined by the Company from time to time or (iii) such other method as determined by the Administrator (or its delegate) from time to time.
    (d)    The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the RSUs or the issuance of Shares pursuant to the RSUs.

2.7    Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.2 of the Plan.
2.8    Conditions to Delivery of Shares. Subject to Section 11.4 of the Plan and Section 2.6(d) hereof, the Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such Shares to listing on all stock exchanges, if any, on which such Common Stock is then listed;
(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any federal, state or local governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d)    The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and
(e)    The lapse of such reasonable period of time (but in no event more than sixty (60) days) following the vesting of any Restricted Stock Units as the Administrator may from time to time establish for reasons of administrative convenience.
2.9    Dividend Equivalents. With respect to each of the Restricted Stock Units covered by this Agreement, Participant shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per Share of any dividends declared by the Board on the outstanding shares of Common Stock during the period beginning on the Grant Date and ending either on the date on which Participant receives payment for the Restricted Stock Units pursuant to this Agreement or at the time when the Restricted Stock Units are forfeited in accordance with this Agreement. These dividend equivalents will accumulate without interest, subject to the terms and conditions of this Agreement, and will be paid in the same form in which such underlying dividend is paid to holders of Shares generally, and at same time and to the same extent (and subject to the same vesting and forfeiture provisions) as the Restricted Stock Units for which the dividend equivalents were credited. For the avoidance of doubt, Participant’s right to any accumulated dividend equivalents shall be forfeited upon the forfeiture of the Restricted Stock Units to which such dividend equivalents relate.
2.10    Clawback. This Agreement and the RSUs awarded hereunder shall be subject (including on a retroactive basis) to such clawback, forfeiture or similar requirements (i) as required by applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or (ii) provided in a policy adopted or otherwise maintained by the Company which applies to Participant and the other executive officers of the Company, including, but not limited to, the Company’s Clawback Policy for Detrimental Conduct, as amended from time to time, and any clawback policy adopted to comply with Section 303A.14 of the New York Stock Exchange Listed Company Manual or Section 5608 of the Nasdaq Listing Rules, and such requirements shall be deemed incorporated by reference into this Agreement.
ARTICLE III
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan, this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith in accordance with the terms of this Agreement and the terms of the Plan shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to the Plan, this Agreement, the Grant Notice or the RSUs (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Administrator and each member of the Administrator shall be determined only with reference to the Plan and this Agreement, and no implied duties or obligations shall be read into the Plan, this Agreement or the Grant Notice on the part of the Company, the Administrator or any member of the Administrator.  Under no circumstances shall the Company, the Administrator or any member of the Administrator be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Administrator and each member of the Administrator shall be presumed in all instances to have acted in good faith.  To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the Administrator or the member of the Administrator, as the case may be, intentionally acted in bad faith.
3.2     Adjustments upon Specified Events. The Administrator may accelerate payment of the RSUs in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 14.2 of the Plan, the Administrator shall make such adjustments the Administrator deems appropriate in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs. Participant acknowledges that the RSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Article 14 of the Plan.
3.3    Grant is Not Transferable. During the lifetime of Participant, the RSUs and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed in any way (whether by operation of law or otherwise), and will not be subject to sale under execution, attachment or similar process, unless and until the Shares underlying the RSUs have been issued. Upon any attempt to sell, transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Unless and until the Shares underlying the RSUs have been issued, neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or applicable laws of descent and distribution; provided, however, that all such transfers shall be subject to the terms and conditions of the Plan, the Grant Notice and this Agreement.
3.4    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal executive office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.6    Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.7    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.
3.8    Counterparts. This Agreement may be executed by electronic signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
3.9    Conformity to Securities Laws. Participant acknowledges that the Plan, this Agreement and the Grant Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, this Agreement and the Grant Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.10    Amendments, Suspension and Termination. To the extent permitted by the Plan, the Administrator or the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, the Grant Notice and/or the RSUs granted hereunder, prospectively or retroactively (including after Participant’s termination of employment or service with the Company); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Participant with respect to the RSUs granted hereunder shall not to that extent be effective without Participant’s consent unless the Committee or the Board, as applicable, determines that such either is required or advisable in order for the Company, the Plan or the award of RSUs made hereunder to satisfy any applicable law or regulation. Nothing in this Agreement or the Grant Notice shall restrict in any way the adoption of any amendment, modification, suspension or termination to the Plan in accordance with and subject to the terms of the Plan.
3.11    Successors and Assigns. The Company may assign any of its rights under this Agreement and the Grant Notice to single or multiple assignees, and this Agreement and the Grant Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement and the Grant Notice shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
3.12    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.13    Not a Contract of Employment. Nothing in the Plan, this Agreement or the Grant Notice shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, any parent of the Company or any Subsidiary.
3.14    Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.15    Section 409A; Taxes. This Agreement is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so, and without Participant’s consent), to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the RSUs either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding anything to the contrary herein, no amount that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be payable on a termination of employment unless the termination of Participant’s employment constitutes a “separation from service” within the meaning of Section l .409A-l(h) of the Department of Treasury Regulations. Further, subject to Section 14.11 of the Plan, if (i) Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Administrator, and (ii) the settlement of RSUs pursuant to this Agreement in connection with Participant’s employment or “separation from service” within the meaning of 409A would constitute “nonqualified deferred compensation” within the meaning of Section 409A, then, to the extent necessary to comply with, and avoid the imposition on Participant of any accelerated or additional tax, under Section 409A, such settlement shall be delayed until the date that is six (6) months after the date of Participant’s “separation from service” or, if earlier, the date of Participant’s death. Participant’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. This Section 3.15 does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A. For the avoidance of doubt, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties.
3.16    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement and the Grant Notice create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any parent of the Company, any Subsidiary or the Administrator, on the one hand, and Participant or other person or entity, on the other hand. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the RSUs, as and when payable hereunder.